Exhibit 99.1

Waterstone Financial, Inc. Announces Results of Operations for Year Ended December 31, 2009.

WAUWATOSA, WI – 02/12/2010– Waterstone Financial, Inc. (NASDAQ: WSBF) released 2009 annual unaudited financial highlights, consolidated statements of operations for the year ended December 31, 2009 and consolidated statements of financial condition at December 31, 2009. The Waterstone Financial, Inc. (Waterstone) 2009 net loss was $8.9 million, or $0.29 per share, compared to a 2008 net loss of $26.4 million, or $0.87 per share.  While management continues to focus on credit quality, operations are still negatively impacted by real estate loan losses. The Waterstone provision for loan losses in 2009 of $26.7 million was 29% less than the 2008 provision of $37.6 million.

Asset Quality

Waterstone asset quality improved during 2009.

•	Total loans past due dropped by 22% from $145.9 million at December 31, 2008 to $113.4 million at December 31, 2009.

•	Total loans past due by more than 90 days dropped by 30% from $89.9 million at December 31, 2008 to $62.4 million at December 31, 2009.

•	That portion of past due loans considered to be non-performing dropped by 30% from $107.7 million at December 31, 2008 to $75.3 million at December 31, 2009.

•
During 2009, the composition of non-performing loans shifted towards loans collateralized by one-to-four family residential real estate.  At December 31, 2009, loans collateralized by one-to-four family residential real estate comprised 61% of the total non-performing loans, up from 39% at December 31, 2008.  Commercial real estate and construction loans comprised 34% of total non-performing loans at December 31, 2009 down from 59% at the end of 2008.

•	The allowance for loan losses increased by 13% to $28.5 million at December 31, 2009 from $25.2 million at the end of the prior year.

•	The allowance as a percentage of total loans receivable increased from 1.61% at December 31, 2008 to 2.01% at December 31, 2009.

•	As a percentage of non-accrual loans, the allowance increased from 23.4% to 37.7% year over year.

Net Interest Income

Waterstone’s net interest income increased by $2.9 million, or 7.0%, to $43.9 million in 2009 compared to $41.1 million in the prior year.  The 2009 net interest margin was 2.41%, up 9 basis points from the 2008 net interest margin of 2.32%.  The 2009 net interest margin was positively impacted by the continuing decline in the cost of deposit liabilities.  The $2.9 million increase in net interest income for the year was comprised of a favorable rate variance of $5.4 million partially offset by an unfavorable volume variance of $2.5 million.  The net interest margin continues to be negatively impacted by non-performing loans included in interest-earning assets but for which interest income is recognized on a cash basis.

Non-Interest Income

Waterstone’s non-interest income increased by $5.9 million, or 94.1%, to $12.2 million in 2009 compared to $6.3 million in the prior year.  The significant increase in non-interest income is attributable to an increase in mortgage banking income which totaled $10.0 million in 2009 as compared to $4.3 million in 2008.  Lower mortgage interest rates during much of 2009 compared to the prior year combined with the addition of loan officers and ten new loan offices resulted in the significant increase in mortgage banking volume.

Non-Interest Expense

Waterstone’s non-interest expense increased by $5.1 million, or 15.1%, to $39.0 million in 2009 compared to $33.9 million in 2008.  The increase was attributable to increases in FDIC deposit insurance premiums of $2.2 million and in real estate owned expense of $1.9 million.  FDIC premiums increased by 408.6% to $2.8 million in 2009 versus $545,000 in 2008 as a result of losses incurred by the FDIC due to costs to the insurance fund resulting from the high number of bank failures over the past two years.  The increase in real estate owned expense is the result of the increase in real estate owned as acquired through foreclosure.

Capital

Waterstone book capital remains unchanged at 9.1% at both December 31, 2009 and 2008.  WaterStone Bank Tier 1 regulatory capital declined to 8.8% at December 31, 2009 from 8.9% at December 31, 2008.  WaterStone Bank total regulatory capital to risk-weighted assets increased to 13.8% from 12.8% at December 31, 2009 and 2008 respectively.  WaterStone Bank continues to exceed all minimum regulatory capital requirements.

Loans and Deposits

Loans receivable declined by $139.7 million, or 9.0%, to $1.42 billion at December 31, 2009 compared to $1.56 billion at December 31, 2008.  Loans originated for investment during 2009 totaled $128.9 million, 70.5% less than the $436.8 million originated during 2008.  Loan demand remains dampened by general economic conditions and depressed real estate markets in particular.

Deposits declined by $31.0 million, or 2.6%, to $1.16 billion at December 31, 2009 from $1.20 billion at December 31, 2008.  The 2009 decline was attributable to non-local deposits which dropped by $45.6 million, or 41.8%, to $63.5 million at December 31, 2009 from $109.1 million at December 31, 2008.  Local deposits increased by $14.6 million, or 1.3%, during 2009.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. (NASDAQ: WSBF) is a thrift holding company headquartered in Wauwatosa, WI.  With $1.87 billion in assets at December 31, 2009, Waterstone has eight community bank branches in the metropolitan Milwaukee market.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as “may,” “expects,” “anticipates,” “estimates” or “believes.”  Such statements are subject to important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) exposure to the deterioration in the commercial and residential real estate markets which could result in increased charge-offs and increases in the allowance for loan losses,  (ii) various other factors, including changes in economic conditions affecting borrowers, new information regarding outstanding loans and identification of additional problem loans, which could require an increase in  the allowance for loan losses, (iii) Waterstone’s ability to maintain required levels of capital and other current and future regulatory requirements, (iv) the impact of recent and future legislative initiatives on the financial markets, and (v) those factors referenced in Item 1A. Risk Factors in Waterstone’s Annual Report on Form 10-K for the year ended December 31, 2008 and as may be described from time to time in Waterstone’s subsequent SEC filings, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only Waterstone’s belief as of the date of this press release.

WATERSTONE FINANCIAL, INC.
FINANCIAL HIGHLIGHTS

	At or for the Years ended December 31,
	2009	2008	% Change
	(in thousands except ratios)
	(Unaudited)
Asset Quality Data:
Provision for loan losses	$26,687	$37,629	(29.1	) %
Net charge-offs	23,359	25,301	(7.7)
Allowance for loan losses	28,494	25,167	13.2
Non-performing loans	75,313	107,730	(30.1)
Non-performing assets	126,242	132,383	(4.6)
Total loans past due	113,416	145,920	(22.3)
Performing loans past due	38,103	38,190	(0.2)

Allowance for loan losses to loans receivable	2.01%	1.61%
Allowance for loan losses to non-performing loans	37.83	23.36
Net charge-offs to average loans outstanding	1.54	1.67
Total non-performing loans to loans receivable	5.30	6.91
Total non-performing assets to total assets	6.76	7.02

Selected Financial Ratios:
Performance Ratios:
Return (loss) on average assets	(0.46)	(1.44)
Return (loss) on average equity	(5.36)	(13.76)
Interest rate margin	2.41	2.32
Interest rate spread	2.25	2.04
Yield on loans receivable	5.78	6.13
Cost of deposits	2.87	3.76
Efficiency ratio	69.43	71.52

Capital Ratios:
Equity to total assets at end of the period	9.09	9.08
Total capital to risk weighted assets (bank only)	13.83	12.84
Tier I capital to risk-weighted assets (bank only)	12.57	11.58
Tier I capital to average assets (bank only)	8.77	8.93

Per Share:
Earnings (loss) per share	$(0.29)	$(0.87)
Diluted earnings (loss) per share	(0.29)	(0.87)
Book value per share	5.44	5.48
Weighted average shares outstanding	30,680,285	30,556,004
Shares outstanding at December 31	31,250,097	31,249,897

WATERSTONE FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2009	2008	% Change
	(In Thousands, except per share amounts)
	(Unaudited)
Interest income:
Loans	$87,847	92,860	(5.4)
Mortgage-related securities	7,101	7,679	(7.5)
Debt securities, federal funds sold and short-term investments	3,540	3,539	-
Total interest income	98,488	104,078	(5.4)
Interest expense:
Deposits	34,484	42,250	(18.4)
Borrowings	20,093	20,777	(3.3)
Total interest expense	54,577	63,027	(13.4)
Net interest income	43,911	41,051	7.0
Provision for loan losses	26,687	37,629	(29.1)
Net interest income after provision for loan losses	17,224	3,422	403.3
Noninterest income:
Service charges on loans and deposits	1,191	1,656	(28.1)
Increase in cash surrender value of life insurance	1,236	1,444	(14.4)
Total other-than-temporary investment losses	(7,255)	-	-
Portion of loss recognized in other comprehensive income (before tax)	6,143	-	-
Net impairment losses recognized in earnings	(1,112)	(1,997)	(44.3)
Mortgage banking income	9,976	4,296	132.2
Other	917	892	2.8
Total noninterest income	12,208	6,291	94.1
Noninterest expenses:
Compensation, payroll taxes, and other employee benefits	17,335	17,080	1.5
Occupancy, office furniture, and equipment	4,822	4,779	0.9
Advertising	876	1,155	(24.2)
Data processing	1,413	1,377	2.6
Communications	693	692	0.1
Professional fees	1,334	924	44.4
Real estate owned	6,434	4,551	41.4
Other	6,057	3,302	83.4
Total noninterest expenses	38,964	33,860	15.1
Loss before income taxes	(9,532)	(24,147)	(60.5)
Income tax (benefit) expense	(649)	2,299	(128.2)
Net loss	$(8,883)	(26,446)	(66.4)
Loss per share:
Basic	$(0.29)	(0.87)
Diluted	$(0.29)	(0.87)
Weighted average shares outstanding:
Basic	30,680,285	30,556,004
Diluted	30,680,285	30,556,004

WATERSTONE FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2009	2008	% Change
	(In Thousands, except share data)
Assets	(Unaudited)
Cash	$57,234	14,847	285.5
Federal funds sold	9,631	9,002	7.0
Interest-earning deposits in other financial institutions			-
and other short term investments	4,255	-	-
Cash and cash equivalents	71,120	23,849	198.2
Securities available for sale (at fair value)	205,415	179,887	14.2
Securities held to maturity (at amortized cost)
fair value of $1,930 in 2009 and $8,165 in 2008	2,648	9,938	(73.4)
Loans held for sale	45,052	12,993	246.7
Loans receivable	1,420,010	1,559,758	(9.0)
Less: Allowance for loan losses	28,494	25,167	13.2
Loans receivable, net	1,391,516	1,534,591	(9.3)

Office properties and equipment, net	29,144	30,560	(4.6)
Federal Home Loan Bank stock, at cost	21,653	21,653	-
Cash surrender value of life insurance	33,941	32,399	4.8
Real estate owned	50,929	24,653	106.6
Prepaid expenses and other assets	16,981	14,909	13.9
Total assets	$1,868,399	1,885,432	(0.9)

Liabilities and Shareholders’ Equity
Liabilities:
Demand deposits	$61,420	53,434	14.9
Money market and savings deposits	92,028	100,930	(8.8)
Time deposits	1,011,442	1,041,533	(2.9)
Total deposits	1,164,890	1,195,897	(2.6)

Short-term borrowings	73,900	4,100	1702.4
Long-term borrowings	434,000	482,900	(10.1)
Advance payments by borrowers for taxes	630	862	(26.9)
Other liabilities	25,132	30,406	(17.3)
Total liabilities	1,698,552	1,714,165	(0.9)

Shareholders’ equity:
Preferred stock (par value $.01 per share)
Authorized - 20,000,000 shares, no shares issued	-	-	-
Common stock (par value $.01 per share)
Authorized - 200,000,000 shares in 2009 and 2008
Issued - 33,974,250 in 2009 and 2008
Outstanding - 31,250,097 in 2009 and 31,249,897 in 2008	340	340	-
Additional paid-in capital	108,883	107,839	1.0
Accumulated other comprehensive income (loss), net of taxes	(2,001)	(6,449)	(69.0)
Retained earnings	112,156	119,921	(6.5)
Unearned ESOP shares	(4,270)	(5,123)	(16.7)
Treasury shares (2,724,353 shares), at cost	(45,261)	(45,261)	-
Total shareholders’ equity	169,847	171,267	(0.8)
Total liabilities and shareholders’ equity	$1,868,399	1,885,432	(0.9)